EXHIBIT 10.2

AMENDMENT NO. 1, dated as of March 29, 2018 (this “Agreement”), to the Secured Revolving Credit Agreement dated as of December 29, 2016 (the “Credit Agreement”), by and among T-MOBILE US, INC., a Delaware corporation (the “Parent”), T-MOBILE USA, INC., a Delaware corporation (the “Borrower”), DEUTSCHE TELEKOM AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), as the initial Lender, and DEUTSCHE TELEKOM AG, as administrative agent (in such capacity (but not in its capacity as Lender) and together with its successors in such capacity, the “Administrative Agent”).

A.WHEREAS, DT is the only Lender under the Credit Agreement.

B.WHEREAS, the Borrower and DT have agreed, from (and including) the date hereof, to reduce the interest rate and unused commitment fee under the Credit Agreement and to make certain other amendments to the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used but not defined in this Agreement have the meanings assigned thereto in the Credit Agreement. The provisions of Section 1.2 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended by (i) deleting the bold, stricken text (indicated textually in the same manner as the following example: ~~bold stricken text~~) and (ii) adding the bold, underlined text (indicated textually in the same manner as the following example: bold underlined text), in each case, as set forth below:

a)	With respect to the following definitions (and only the following definitions) in Section 1.1 (Defined Terms) of the Credit Agreement:

“Asset Acquisition” means (a) an investment by the Borrower (or any predecessor thereto) or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or shall be merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, ~~but only if (i) such Person’s primary business constitutes a Permitted Business and (ii) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Restricted Subsidiaries immediately prior to such investment~~; or

(b) an acquisition by the Borrower or any of its Restricted Subsidiaries of the Property of any Person other than the Borrower or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person, ~~but only (i) if the Property so acquired constitutes a Permitted Business and (ii) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Restricted Subsidiaries immediately prior to such acquisition~~.

“Capital Lease Obligations”, means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty (provided that obligations either existing on April 28, 2013 or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as capital lease obligations and were subsequently recharacterized as capital lease obligations or (b) did not exist on April 28, 2013 and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on April 28, 2013 had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness).

“GAAP” means generally accepted accounting principles as in effect ~~as of May 1, 2013~~ on the date of any calculation or determination required under this Agreement. Notwithstanding the foregoing, at any time, (i) the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement) and (ii) the Borrower, on any date, may elect to establish that GAAP shall mean GAAP as in effect on such date; provided, that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that at any time has less than the greater of (x) $250.0 ~~$100.0~~ million in Consolidated Total Assets or (y) Consolidated Total Assets accounting for 0.33% of the Borrower’s Consolidated Total Assets; provided, that, the aggregate Consolidated Total Assets of all Immaterial Subsidiaries shall not at any time exceed the greater of (x) $750.0 ~~$300.0~~ million and (y) 1.00% of the Borrower’s Consolidated Total Assets.

“Termination Date” means the Business Day prior to the ~~third~~ fourth anniversary of the Closing Date ~~(the “Initial Termination Date”)~~; provided, that, ~~such Initial~~ the Termination Date may be automatically extended for additional increments of twelve (12) months at a time by the Borrower’s written notice (to be signed by a Financial Officer of the Borrower) of an extension request in the form of Exhibit J hereto (an “Extension Request”), specifying among other things the representations and the warranties to be confirmed as of the date thereof and as of the date the extension becomes effective, to be delivered by both fax and e-mail in accordance with Section 11.2 to the Administrative Agent ~~no later than~~ within a period of 45 to 30 calendar days prior to the date that is two years ~~90 calendar days~~ prior to the ~~Initial~~ Termination Date (as then in effect) ~~or expiry of any subsequent twelve-month increment, as applicable~~, unless, within 45 calendar days of the date of any such Extension Request, the Administrative Agent gives the Borrower written notice of its intent not to grant such extension; and upon any such extension ~~(which shall be effective as of the 80th calendar day prior to the Initial Termination Date or most recently extended Termination Date)~~, the term “Termination Date” shall mean the date on which the next such twelve-month increment expires.

b)	With respect to the clauses (a), (b) and (j) (and only such clauses) in the definition of “Cash Equivalents” in Section 1.1 (Defined Terms) of the Credit Agreement:

(a) United States dollars, pounds sterling, euros, the national currency of any member state of the European Union or any other foreign currencies held by the Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the government of the United States of America, the United Kingdom or any country that is a member state of the European Union ~~government~~ or any agency or instrumentality thereof ~~of the United States government~~ (provided that the full faith and credit of the United States of America, the United Kingdom or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(j) ~~in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months,~~ any substantially similar investment to the kinds described in clauses (a) through (g) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

c)	With respect to the clauses (4) and (6) (and only such clauses) in the definition of “Consolidated Cash Flow” in Section 1.1 (Defined Terms) of the Credit Agreement:

(4) any ~~net after-tax extraordinary,~~ nonrecurring, or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses, or charges (not covered under sub-clause (d) below) related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Senior Notes, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transaction and the transactions contemplated by this Agreement, including any fees, expenses or charges related to the incurrence, issuance or offering of Incremental Facilities (as defined in the Term Loan Credit Agreement) or Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement), or any amendment or modification of this Agreement, any other Loan Document or any documentation governing Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement) (in each case, whether or not successful), and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs), and related costs and charges, and costs in connection with strategic initiatives, transition costs, and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(6) New Market Losses~~, up to a maximum aggregate amount of $300.0 million in any twelve-month period~~; minus

d)	With respect to the below portion of the definition of “Debt to Cash Flow Ratio” in Section 1.1 (Defined Terms) of the Credit Agreement:

“Debt to Cash Flow Ratio” means, with respect to the Borrower as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Borrower as of such date, less cash and Cash Equivalents to (b) the Consolidated Cash Flow of the Borrower for the four most recent full Fiscal Quarters ending immediately prior to such date for which internal financial statements are available.

e)	With respect to Section 8.3 (Liens) of the Credit Agreement:

Liens. Create, incur~~,~~ or assume ~~or suffer to exist~~ any Lien securing any Indebtedness upon any of its property, whether now owned or hereafter acquired, except for Excepted Liens.

f)	With respect to Annex A of the Credit Agreement:

Pricing Level	Applicable Margin	Commitment Fee Rate
I	105.0 ~~100~~ bps	25.0 bps
II	117.5 ~~125~~ bps	25.0 bps
III	130.0 ~~150~~ bps	25.0 bps
IV	155.0 ~~175~~ bps	35.0 ~~25.0~~ bps
V	180.0 bps	45.0 bps

The Applicable Margin on the Closing Date shall be Pricing Level III. Thereafter, the Applicable Margin for Loans and the Commitment Fee Rate shall be adjusted, based on changes in the Debt to Cash Flow Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Administrative Agent pursuant to Section 7.1 (commencing with delivery of the annual audited financial statements for the period ending December 31, 2016) and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest margin set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined by the Borrower to exist on such Adjustment Date from the applicable financial statements relating to such Adjustment Date and the Borrower shall notify the Administrative Agent in writing of such determination on or prior to the applicable Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is less than or equal to ~~1.75 to 1.00~~ 2.00 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is less than or equal to 2.50 to 1.00 but greater than 2.00 ~~1.75~~ to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is less than or equal to 3.25 to 1.00 but greater than 2.50 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is less than or equal to 4.00 to 1.00 but greater than 3.25 to 1.00.

“Pricing Level V” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is greater than 4.00 to 1.00.

SECTION 3. Amendments to the Credit Agreement. The Credit Agreement is hereby amended by adding a new Section 1.3 (LIBOR Replacement) to the end of Section 1 (Definitions) as follows:

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Borrower notifies the Administrative Agent that, in its determination:

(a) adequate and reasonable means do not exist for ascertaining the LIBOR rate for any requested Interest Period, or

(b) the administrator of the LIBOR rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR rate shall no longer be made available, or used for determining the interest rate of loans, then, reasonably promptly after receipt by the Administrative Agent of such notice, the Borrower may request that the Administrative Agent and the Required Lenders consent (which consent shall not be unreasonably withheld, conditioned or delayed) to an amendment to this Agreement to replace the LIBOR rate with an alternative benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks, together with any reasonably necessary conforming changes.

SECTION 4. Effect of this Agreement. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Agreement shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the effective date of this Agreement, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby.

SECTION 5. Reaffirmation. Each of the Borrower and each Guarantor identified on the signature pages hereto (collectively, the “Reaffirming Loan Parties”) hereby acknowledges that it expects to receive substantial direct and indirect benefits as a result of this Agreement and the transactions contemplated hereby. Each Reaffirming Loan Party hereby consents to this Agreement and the transactions contemplated hereby, and hereby confirms its respective guarantees, pledges and grants of security interests, as applicable, under each of the Loan Documents to which it is party, and agrees that, notwithstanding the effectiveness of this Agreement and the transactions contemplated hereby, such guarantees, pledges and grants of security interests shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties. Each of the Reaffirming Loan Parties agrees that, neither the modification of the Credit Agreement effected pursuant to the Agreement nor the execution, delivery, performance or effectiveness of this Agreement (a) impairs the validity, effectiveness or priority of Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred or (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens. Each of the Reaffirming Loan Parties further agrees to take any action that may be required or that is reasonably requested by the Administrative Agent to effect the purposes of this Agreement, the transactions contemplated hereby or the Loan Documents and hereby reaffirms its obligations under each provision of each Loan Document to which it is party.

SECTION 6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission (e.g., “PDF” or “TIFF”) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 7. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8. Governing Law; Jurisdiction, etc. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. The provisions of Sections 11.11, 11.12 and 11.17 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

T-MOBILE USA, INC.

By:	/s/ Dirk Wehrse
Name:	Dirk Wehrse
Title:	Senior Vice President, Treasury
& Treasurer

[Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement]

T-MOBILE US, INC.

By:	/s/ Dirk Wehrse
Name:	Dirk Wehrse
Title:	Senior Vice President, Treasury
& Treasurer

[Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement]

GUARANTORS:
IBSV LLC
IOWA WIRELESS SERVICES, LLC
IOWA WIRELESS SERVICES HOLDING CORPORATION
METROPCS CALIFORNIA, LLC
METROPCS FLORIDA, LLC
METROPCS GEORGIA, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS MICHIGAN, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC
METROPCS NEVADA, LLC
METROPCS NEW YORK, LLC
METROPCS PENNSYLVANIA, LLC
METROPCS TEXAS, LLC
POWERTEL MEMPHIS LICENSES, INC.
POWERTEL/MEMPHIS, INC.
SUNCOM WIRELESS HOLDINGS, INC.
SUNCOM WIRELESS INVESTMENT COMPANY LLC
SUNCOM WIRELESS LICENSE COMPANY, LLC
SUNCOM WIRELESS MANAGEMENT COMPANY, INC.
SUNCOM WIRELESS OPERATING COMPANY, L.L.C.
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
SUNCOM WIRELESS, INC.
T-MOBILE CENTRAL LLC
T-MOBILE FINANCIAL LLC
T-MOBILE LEASING LLC
T-MOBILE LICENSE LLC
T-MOBILE NORTHEAST LLC
T-MOBILE PCS HOLDINGS LLC
T-MOBILE PUERTO RICO HOLDINGS LLC
T-MOBILE PUERTO RICO LLC
T-MOBILE RESOURCES CORPORATION
T-MOBILE SOUTH LLC
T-MOBILE SUBSIDIARY IV CORPORATION
T-MOBILE WEST LLC
TRITON PCS FINANCE COMPANY, INC.
TRITON PCS HOLDINGS COMPANY L.L.C.
VOICESTREAM PCS I IOWA CORPORATION

By:	/s/ Dirk Wehrse
Name:	Dirk Wehrse
Title:	Authorized Person

[Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement]

DEUTSCHE TELEKOM AG,
as Administrative Agent

By:	/s/ Jürgen Kistner
Name:	Jürgen Kistner
Title:	Vice President GTR-CFT

By:	/s/ Markus Schäfer
Name:	/s/ Markus Schäfer
Title:	Vice President GTR-MKT

[Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement]

DEUTSCHE TELEKOM AG,
as Lender

By:	/s/ Jürgen Kistner
Name:	Jürgen Kistner
Title:	Vice President GTR-CFT

By:	/s/ Markus Schäfer
Name:	/s/ Markus Schäfer
Title:	Vice President GTR-MKT

[Signature Page to Amendment No. 1 to the Secured Revolving Credit Agreement]